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                                                                     EXHIBIT 5.1

                          [CHRISTOPHER REAM LETTERHEAD]


                                                     March 8, 1999

McGrath RentCorp
2700 Las Positas Road
Livermore, CA  94550

Gentlemen:

         I have acted as counsel for McGrath RentCorp (the "Company") in connection with the adoption of its 1988 Stock Option Plan (the "Plan") and in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company's Common Stock (the "Shares") to be issued upon the exercise of options granted under the Plan. I have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on March 9, 1999. As the Company's legal counsel, I have examined the proceedings taken, and am familiar with the proceedings proposed to be taken by the Company, in connection with the sale and issuance of the Shares.

         It is my opinion, upon completion of the proceedings being taken prior to the issuance of the Shares, including proceedings being taken in order to permit such transactions to be carried out in accordance with applicable state securities laws, that the Shares will be legally and validly issued, fully paid and non-assessable when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

                                              Very truly yours,

                                              Christopher Ream

                                              Christopher Ream

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